Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2011, relating to the consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and subsidiaries, appearing in the Annual Report on Form 10-K of Energy Future Holdings Corp. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 18, 2011